Exhibit 99.1

RESEARCH FRONTIERS ANNOUNCES UNDERWRITTEN PUBLIC OFFERING

Woodbury, New York – August 27, 2012. Research Frontiers Incorporated (NASDAQ: REFR) today announced that it has commenced an underwritten public offering of its common stock and warrants to purchase its common stock. The Company currently intends to use the net proceeds from this offering for working capital and general corporate purposes.

Craig-Hallum Capital Group LLC is acting as the sole underwriter for the offering.

A shelf registration statement (File No. 333-179099) relating to these securities was declared effective by the Securities and Exchange Commission on February 14, 2012. The securities may be offered only by means of a prospectus, including a preliminary prospectus supplement, forming a part of the effective registration statement. Copies of the preliminary prospectus supplement and accompanying base prospectus related to this offering may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, by calling 612-334-6300, or by emailing Robbie.Kelley@craig-hallum.com.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of the Company, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc.

CONTACT:
Seth L. Van Voorhees
Chief Financial Officer
Research Frontiers Inc.
+1-516-364-1902
IR@SmartGlass.com